UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 25, 2005

Erie Indemnity Company
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	0-24000	25-0466020
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Erie Insurance Place, Erie, Pennsylvania		16530
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(814)870-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

At the Board meeting of Erie Indemnity Company held on April 19, 2005, the Executive Compensation and Development Committee recommended a change to the current level of Directors’ fees, which change was unanimously approved by the full Board of Directors. The change is outlined as follows:

1. The stock compensation portion of the Directors’ Annual Retainer shall be increased from $25,000 to $35,000 worth of stock. The cash portion of the retainer shall remain at $25,000, with the exception of the Lead Director as noted below. Directors will be required to match the additional amount of stock compensation under the Director ownership guidelines. That is, each Director will be required personally to purchase stock equal to a cost basis of $35,000. Any amounts currently owned by a Director would count towards the matching $35,000 amount.

2. The retainer for the Chairs of each of the Committees shall be raised to $5,000, with the exception of the Audit Committee Chair, which shall be raised to $8,500.

3. The Lead Director shall receive an additional $20,000 in cash retainer in addition to the current $25,000 of cash retainer, for a total cash retainer for the Lead Director of $45,000.

These changes were to be effective with the director year beginning May 1, 2005 through April 30, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Erie Indemnity Company

April 25, 2005	By:	Philip A. Garcia

Name: Philip A. Garcia
Title: Executive Vice President & CFO